UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2014

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) On June 20, 2014 (the “ Notice Date”), MagnaChip Semiconductor Corporation (the “Company”) received notice of default (the “Notice of Default”) from Wilmington Trust, National Association, as trustee (the “Trustee”), under that certain Indenture, dated as of July 18, 2013, by and between the Trustee and the Company, as supplemented by that certain First Supplemental Indenture, dated as of March 27, 2014 (collectively, the “Indenture”), related to the Company’s 6.625% Senior Notes due 2021 (the “Notes”).

Under Section 4.03 of the Indenture, the Company must file with the Securities and Exchange Commission (the “SEC”) all quarterly and annual reports on Forms 10-Q and 10-K, and current reports on Form 8-K, that are required to be filed with the SEC within the time periods specified in the rules and regulations applicable to such reports, as such time periods may be extended by Rule 12b-25 or any similar or successor rule of the SEC. As previously disclosed, the Company did not timely file with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 (collectively, the “Late SEC Reports”), and has therefore failed to comply with such reporting covenant. Under the Indenture, the failure of the Company to comply with this covenant, if it continues for a period of 60 days after the Notice Date (to but not including August 19, 2014) (the “Grace Period”), will constitute an Event of Default, as that term is defined in the Indenture.

If the Company fails to cure the Default (as defined in the Indenture) relating to the Late SEC Reports during the Grace Period, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes may declare all the Notes to be due and payable immediately (an “Acceleration”), subject to the Company’s right to elect to pay Additional Interest (as defined below) for up to 180 days as the sole and exclusive remedy for such Event of Default. As of the Notice Date, there was $225 million in aggregate principal amount of Notes outstanding.

The Indenture provides that the Company, in its sole discretion, may elect as the sole and exclusive remedy for an Event of Default relating to the reporting obligations of the Indenture to pay additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes (the “Additional Interest”). This Additional Interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. The Additional Interest will accrue on all outstanding Notes from, and including, the date on which an Event of Default relating to a failure to comply with the reporting obligations in the Indenture first occurs (from August 19, 2014) to, but not including, the 180th day thereafter (or such earlier date on which the Event of Default relating to the reporting obligations shall have been cured or waived). On such 180th day (February 14, 2015), such Additional Interest shall cease to accrue and the Notes will be subject to Acceleration as provided above.

If the Company files the Late SEC Reports and files all other SEC annual, quarterly and current reports that it is required to file with the SEC prior to expiration of the Grace Period, the Company will have cured such Default and the Acceleration remedy will not become available. If the Default has not been remedied prior to the expiration of the Grace Period, the Company intends to elect to accrue and pay Additional Interest on the Notes for up to an additional 180 days (until February 13, 2015). If the Company makes this election and files the Late SEC Reports and files all other annual, quarterly and current reports that it is required to file with the SEC prior to the expiration of the 180-day period, the Company will have cured such Event of Default and the Acceleration remedy will not become available.

In the event an Acceleration of the Notes were to occur, certain termination and default rights under the ISDA master agreements may also become available to the counterparties to forward and zero cost collar foreign currency hedge contracts of the Company’s Korean subsidiary, which could result in termination of the contracts prior to the originally intended settlement dates based on prevailing exchange rates and other market conditions.

The foregoing summary of terms and provisions of the Indenture is qualified in its entirety by reference to the full text of the Indenture, copies of which are filed as Exhibit 4.1 and 4.2 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of July 18, 2013, between MagnaChip Semiconductor Corporation, as issuer, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on July 18, 2013).

4.2	First Supplemental Indenture, dated as of March 27, 2014, between MagnaChip Semiconductor Corporation, as issuer, and Wilmington Trust, National Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: June 25, 2014	By:	/s/ Theodore Kim
Theodore Kim
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of July 18, 2013, between MagnaChip Semiconductor Corporation, as issuer, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on July 18, 2013).

4.2	First Supplemental Indenture, dated as of March 27, 2014, between MagnaChip Semiconductor Corporation, as issuer, and Wilmington Trust, National Association, as trustee.